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                                                                    EXHIBIT 99.2
AT THE COMPANY
Clifford Bolen
Chief Financial Officer
(312) 738-4500

FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 16, 2001

                    VITA ANNOUNCES COMPLETION OF ACQUISITION
                           OF VIRGINIA HONEY CO., INC.

(Chicago, August 16, 2001) - On August 15, 2001 VITA FOOD PRODUCTS, INC. (AMEX:VSF) completed its acquisition of Virginia Honey Co., Inc. in accordance with the definitive Stock Purchase Agreement the company entered into on June 29, 2001. Terry W. Hess, from whom Vita purchased all of the outstanding capital stock of Virginia Honey, has entered into an employment agreement to serve as the chief executive officer of Virginia Honey. Virginia Honey is now a wholly-owned subsidiary of the company and will be reporting its earnings with the company's effective July 1, 2001, the start of the company's third quarter.

"This acquisition represents a bold step forward for Vita, and we feel very positive about the approach we're taking to build shareholder value," said Stephen Rubin, President. "We're pleased to welcome Terry Hess to our management team, and look forward to the exciting opportunities that we're pursuing," said Clark Feldman, Executive Vice President.

As reported earlier, the company posted earnings improvement of $179,000, or $0.05 per share for the six months ended June 30, 2001, with net income of $112,000 or $0.03 per share, compared to a net loss of $67,000, or $0.02 per share, for the same period of the prior year.

Virginia Honey is a manufacturer and distributor of honey, salad dressings, including its' award-winning Vidalia(R) Onion Vinegarette salad dressing, sauces, jams & jellies, and gift baskets. Virginia Honey operates two manufacturing facilities in Inwood, West Virginia and Berryville, Virginia.

Vita Food Products, Inc. is the U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce and horseradish. More than 95% of Vita's sales are in kosher foods. Vita's common stock is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

This release contains forward-looking statements about the Company's future growth, profitability and competitive position. Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.